Exhibit 99.1

Walter Shephard

Vice President, Finance, Chief Financial Officer, and Treasurer

Voice: 860-704-3955

inquire@zygo.com

For Immediate Release

ZYGO POSTS STRONG SALES & EARNINGS FOR ITS SECOND QUARTER

---RECORD ORDERS OF $50.3 MILLION---

MIDDLEFIELD, CT, JANUARY 26, 2006 – Zygo Corporation (NASDAQ: ZIGO) today announced earnings for the second quarter of fiscal 2006 of $3.8 million, or $0.21 per diluted share, as compared with earnings of $2.3 million, or $0.13 per diluted share, for the same period in fiscal 2005. The fiscal 2006 second quarter results include share-based payment compensation expense of $0.5 million ($0.8 million pre-tax), or $0.03 per diluted share, of which $0.6 million pre-tax is included in operating expenses and $0.2 million pre-tax is included in cost of goods sold. The fiscal 2005 second quarter results do not include any share-based payment compensation expense but do include a loss from discontinued operations of $0.01 per diluted share.

For the first six months of fiscal 2006, the Company recorded earnings of $6.2 million, or $0.34 per diluted share, compared with earnings of $3.6 million, or $0.20 per diluted share for the first six months of fiscal 2005. The results for the first six months of fiscal 2006 include share-based payment compensation expense of $0.8 million ($1.2 million pre-tax), or $0.04 per diluted share. The results for the first six months of fiscal 2005 do not include any share-based payment compensation expense but do include a loss from discontinued operations of $0.01 per diluted share.

Net sales for the second quarter of fiscal 2006 increased 22% to $43.8 million as compared with the same period in the prior year. Net sales for the first six months of fiscal 2006 increased 23% to $78.4 million as compared with the first six months of fiscal 2005.

“We are extremely pleased with the financial results of the second quarter,” stated Bruce Robinson, ZYGO’s Chairman and CEO. “Both our semiconductor and industrial revenues grew at double digit rates from the comparable period in the prior year and we continue to see improvement in our gross profit and operating profit lines.”

Orders for the second quarter of fiscal 2006 were a record $50.3 million as compared with $39.6 million for the second quarter of fiscal 2005. Orders from the Company’s semiconductor segment accounted for 52% of the orders received, with the industrial segment accounting for 48% of the orders received. Backlog at December 31, 2005 totaled $77.0 million, an increase of $6.4 million, or 9%, from September 30, 2005 and of $12.1 million, or 19%, from December 31, 2004.

“The results of our second quarter order performance continues to validate our strategy of taking ZYGO’s unique patented technology to selected markets,” Mr. Robinson continued. “We believe that the orders we received in the quarter for our two semiconductor initiatives reflects the progress we are making in transforming ZYGO from predominantly OEM based products to integrated in-line metrology.”

Order highlights for the second quarter of fiscal 2006 included:

•	Orders for our Flat Panel business were over $6.0 million, including our first systems in China.
•	We received follow-on orders for our back-end packaging tool.
•	Orders from our U.S.-based laser fusion customer totaled over $10.0 million.
•	Orders from our lithography customers remain strong.
•	Cash and securities, at $57.5 million, have increased 63% over the same period last year.

Mr. Robinson closed his remarks by stating, “The solid performance of the Company for the first half of the year is especially gratifying as we have seen a strong performance in both our semiconductor and industrial segments. Our growth strategies have provided the Company with a number of opportunities to build on our early successes in a production environment.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the second quarter of fiscal 2006 will be held at 6 PM Eastern Standard Time on January 26, 2006 and can be accessed by dialing 888-793-1698. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and stock price. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2005.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net sales
Products	$38,212	$33,530	$68,833	$59,413
Development services	5,611	2,477	9,572	4,172
	43,823	36,007	78,405	63,585
Cost of goods sold
Products	22,357	21,024	40,619	36,193
Development services	4,049	1,725	6,954	3,021
	26,406	22,749	47,573	39,214
Gross profit	17,417	13,258	30,832	24,371

Selling, general, and administrative expenses	8,159	5,723	14,570	11,382
Research, development, and engineering expenses	3,428	3,672	6,968	6,880
Operating profit	5,830	3,863	9,294	6,109

Other income:
Interest income	411	175	828	354
Miscellaneous income, net	88	243	216	214
Total other income	499	418	1,044	568
Earnings from continuing operations
before income taxes and minority interest	6,329	4,281	10,338	6,677

Income tax expense	(2,142)	(1,542)	(3,665)	(2,404)
Minority interest	(360)	(275)	(510)	(397)
Earnings from continuing operations	3,827	2,464	6,163	3,876

Discontinued TeraOptix operations, net of tax	—	(49)	—	(110)
Charges and adjustments on the disposal of
TeraOptix, net of tax	—	(114)	—	(118)
Loss from discontinued operations	—	(163)	—	(228)
Net earnings	$3,827	$2,301	$6,163	$3,648

Basic - Earnings (loss) per share:
Continuing operations	$0.21	$0.14	$0.34	$0.22
Discontinued operations	—	(0.01)	—	(0.02)
Net earnings	$0.21	$0.13	$0.34	$0.20

Diluted - Earnings (loss) per share:
Continuing operations	$0.21	$0.14	$0.34	$0.21
Discontinued operations	—	(0.01)	—	(0.01)
Net earnings	$0.21	$0.13	$0.34	$0.20

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands of dollars)	December 31, 2005	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$13,457	$20,949
Marketable securities	20,169	17,242
Receivables, net	30,579	28,125
Inventories	32,980	33,727
Prepaid expenses	2,064	2,140
Deferred income taxes	9,537	8,895
Total current assets	108,786	111,078

Marketable securities	23,915	18,711
Property, plant, and equipment, net	31,540	31,420
Deferred income taxes	18,100	21,476
Intangible assets, net	5,892	5,638
Other assets	884	1,017
Total assets	$189,117	$189,340

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$11,212	$13,510
Accrued expenses	27,604	32,804
Income taxes payable	1,540	1,510
Total current liabilities	40,356	47,824

Other long-term liabilities	97	96
Minority interest	1,138	1,249
Stockholders' equity	147,526	140,171
Total liabilities and stockholders' equity	$189,117	$189,340